UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 4, 2024

Seer, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39747	82-1153150
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

3800 Bridge Parkway, Suite 102

Redwood City, California 94065

(Address of principal executive offices, including zip code)

650-453-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	SEER	The NASDAQ Stock Market LLC (The NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Repricing of Designated Underwater Options

On October 4, 2024 (the “Effective Date”), the Board of Directors (the “Board”) of Seer, Inc. (the “Company”) approved an option repricing. The repricing generally applied to nonstatutory stock options to purchase shares of the Company’s Class A common stock that: (i) were granted to employees under the Company’s 2020 Equity Incentive Plan, as amended (the “2020 Plan”), or the Company’s 2017 Stock Incentive Plan (together with the 2020 Plan, the “Plans”) and applicable award agreements thereunder; (ii) as of the Effective Date, were held by continuing employees; and (iii) had an exercise price per share greater than $2.00 (the “Eligible Options”). As part of the repricing, the Board determined not to make any additional awards in 2025 to executive officers of the Company with the title Senior Vice President and higher.

The repriced options include Eligible Options held by each of Omid Farokhzad, the Company’s Chief Executive Officer (options to purchase an aggregate of 2,732,470 shares with original exercise prices ranging from $2.70 to $60.15 per share) and David Horn, the Company’s President and Chief Financial Officer (options to purchase an aggregate of 1,140,454 shares with original exercise prices ranging from $2.70 to $60.15 per share).

The new exercise price for repriced options is $2.00 per share, the closing price of the Company’s Class A common stock on the Effective Date. However, if an employee exercises a repriced Eligible Option before the end of the Retention Period (as defined below), such employee will be required to pay a premium exercise price that is equal to the original exercise price per share of such Eligible Option. In addition, certain option awards granted in 2023 with a performance-based vesting condition based on the Company’s stock price were amended to have such stock price hurdle amount that is equal to or greater than one hundred fifty percent (150%) of $2.00 per share. The original stock price hurdle amount of such awards was $6.89. Such amendment applied to each such performance-based option award granted to Dr. Farokhzad to purchase 650,000 shares and to Mr. Horn to purchase 140,000 shares. There was no change to the expiration dates or service-based vesting criteria of, or number of shares underlying the Eligible Options and such options remain subject to the terms of the applicable Plans and award agreements. For the purposes of the repricing, “Retention Period” means the period that begins on the Effective Date and ends on the earliest of the following: (i) April 4, 2026; (ii) a Change in Control (as defined in the 2020 Plan); and (iii) the optionholder’s death or Disability (as defined in the 2020 Plan).

The Board approved the repricing following careful consideration of various alternatives and a review of other applicable factors, receipt of the advice of the Company’s independent compensation consultant and recommendation of the Company’s Talent and Compensation Committee of the Board. The Board designed the repricing, including the provision of the Retention Period, with the objectives of retaining and motivating the holders of the Eligible Options to continue to work in the best interests of the Company and its stockholders without incurring the stock dilution resulting from significant additional equity grants or significant additional cash expenditures resulting from additional cash compensation. As of the date of approval of the repricing, a substantial majority of the stock options held by Company employees were “underwater,” with exercise prices per share above the current market price of a share of the Company’s Class A common stock. The total number of shares underlying all repriced options was approximately 7.9 million shares. The repriced options previously had exercise prices ranging from $2.08 to $60.15 per share.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by words such as “expects,” “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on the Company’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties and other factors are identified and described in more detail in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q filed with the SEC. As a result, you should not place undue reliance on any forward-looking statements. Except to the limited extent required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEER, INC.

Date: October 4, 2024	By:	/s/ David Horn
David Horn
President and Chief Financial Officer